                        FILED PURSUANT TO RULE 424(b)(2)
                               FILE NO. 333-32614

                  PRICING SUPPLEMENT NO. 1 DATED JULY 2, 2001
                      (TO PROSPECTUS DATED JUNE 21, 2000).
                                 127,500 SHARES
                           GENOME THERAPEUTICS CORP.
                                  COMMON STOCK

                           --------------------------

    On June 28, 2001, we sold 25,000 shares of our common stock, par value $0.10 per share (the "Common Stock"), at a weighted average price of $14.50 per share. On June 29, 2001, we sold 10,000 shares of Common Stock at a weighted average price of $14.25 per share. On July 2, 2001, we sold 92,500 shares of Common Stock at a weighted average price of $14.04 per share. Each of these sales was conducted through our agent, Tucker Anthony Sutro in transactions effected through the Nasdaq National Market.

Gross Proceeds to Genome Therapeutics Corp..                  $1,803,746.20
Commission to Tucker Anthony................................  $   53,900.00
Net Proceeds to Genome Therapeutics Corp....................  $1,749,846.20
On July 2, 2001 the last reported sales price of the Common
  Stock on the Nasdaq National Market was...................  $       13.85

                           --------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.